As filed with the Securities and Exchange Commission on November 23, 2010
Registration No. 333-161597

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ENTERPRISE GP HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4297064 (I.R.S. Employer Identification Number)

1100 Louisiana, 10th Floor Houston, Texas 77002 (713) 381-6500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Richard H. Bachmann 1100 Louisiana, 10th Floor Houston, Texas 77002 (713) 381-6500 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
David C. Buck
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Approximate date of commencement of proposed sale to the public: Not applicable. Termination of Registration Statement and deregistration of related securities that were not sold pursuant to the Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     On August 28, 2009, Enterprise GP Holdings L.P., a Delaware limited partnership (the “Partnership”), filed an automatic shelf registration statement on Form S-3 (Registration No. 333-161597) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), which was deemed effective upon filing. The Registration Statement registered the offer and sale from time to time of an unlimited number and amount of (1) units representing limited partner interests in the Partnership and (2) debt securities of the Partnership (collectively, the “Registered Securities”).
     Pursuant to the Agreement and Plan of Merger, dated as of September 3, 2010, by and among Enterprise Products Partners L.P. (“Enterprise”), Enterprise Products GP, LLC, Enterprise ETE LLC (“MergerCo”), the Partnership and EPE Holdings, LLC, the Partnership merged with and into MergerCo, a wholly owned subsidiary of Enterprise, with MergerCo as the surviving entity, on November 22, 2010 (the “Merger”).
     In connection with the Merger, and in accordance with an undertaking made by the Partnership in the Registration Statement, MergerCo, as successor to the Partnership by virtue of the Merger, hereby removes from registration by means of this Post-Effective Amendment No. 1 any of the Registered Securities which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Enterprise ETE LLC (as successor by merger to Enterprise GP Holdings L.P.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 23, 2010.

ENTERPRISE ETE LLC (as successor by merger to Enterprise GP Holdings L.P.)
By:	/s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on November 23, 2010.

Name	Title (Position with Enterprise ETE LLC)

/s/ Michael A. Creel Michael A. Creel	President and Chief Executive Officer (Principal Executive Officer)

/s/ W. Randall Fowler W. Randall Fowler	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael J. Knesek Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer

/s/ Richard H. Bachmann Richard H. Bachmann	Director, Executive Vice President, Chief Legal Officer and Secretary

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